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Exhibit 99(a)(1)(I)

ELECTION FORM—FRENCH VERSION

MIPS Technologies, Inc.
1225 Charleston Road
Mountain View, CA 94043
Attn: Trish Leeper, Human Resources

    I have received MIPS Technologies, Inc.'s Offer to Exchange and Summary of Terms dated October 18, 2001, sent to employees holding options to purchase Class A Common Stock of MIPS Technologies, Inc. (the "Company" or "MIPS"), granted under its 1998 Long-Term Incentive Plan. Defined terms not explicitly defined herein but defined in the Offer to Exchange, shall have the same definitions as in the Offer to Exchange.

    Pursuant to the terms of the Offer, I elect to have one or more Eligible Options held by me, as specified below, cancelled in exchange for a right to receive Replacement Options, as that term is defined in the Offer. I hereby agree that, unless I revoke my election before 5:00 p.m. Pacific Standard Time on November 15, 2001 (or a later expiration date if MIPS extends the Offer), my election will be irrevocable, and if accepted by MIPS, such surrendered Eligible Options will be cancelled in their entirety on November 15, 2001 (or a later expiration date if MIPS extends the Offer). I understand that, subject to my continuous employment through the grant date of the Replacement Option, I will have the right to receive a Replacement Option, to be granted on or after May 17, 2002.

    I also understand that the replacement options will be pursuant to the MIPS French Stock Option subplan and that the applicable hold period specified in that plan will apply to the replacement options.

/ / I HEREBY ELECT TO CANCEL, upon the terms and conditions stated in the Offer, the following Eligible Option(s):

Option Number	Option Grant Date	Exercise Price of Option	Number of Shares to be Exchanged (i.e., those outstanding)	Option Number	Option Grant Date	Exercise Price of Option	Number of Shares to be Exchanged (i.e., those outstanding)

    I understand that any Eligible Options granted to me on or after April 11, 2001 will automatically be surrendered for cancellation under the Offer even if such options are not listed above. I agree to deliver to MIPS the original stock option grant form(s) for such options, upon request. I acknowledge that I will have no right to exercise all or any part of the cancelled Eligible Option(s) after the date of this election (unless I revoke this election), and that such options will be cancelled as of November 15, 2001 (or a later expiration date if MIPS extends the Offer).

    I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with MIPS (except on an at will basis). I agree that MIPS has made no representations or warranties to me regarding this Offer or the future pricing of MIPS' stock, and that my participation in this Offer is at my own discretion.

    I AGREE THAT MIPS SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN THIS OFFER.

/ / I DO NOT accept the offer to exchange options

Optionee Signature		Date:
Name:	(Please print)
MIPS hereby agrees and accepts this Election Form, and such acceptance shall be binding on MIPS' successors, assigns and legal representatives:
MIPS TECHNOLOGIES, INC.
By:		Date:
Title:

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ELECTION FORM—FRENCH VERSION